Exhibit 10.1

FIRST AMENDMENT

TO

EQUITY INTEREST PURCHASE AGREEMENT

By and among

ANGELL ENERGY, LLC, as BUYER

And

KRIEGER ENTERPRISES, LLC a wholly owned subsidiary of

ASPIRITY HOLDINGS, LLC,

FKA TWIN CITIES POWER HOLDINGS, LLC (the “SELLER”)

September 2, 2015 – Execution Date

September 1, 2015 – Effective Date

First Amendment to Equity Interest Purchase Agreement

This First Amendment to that Equity Interest Purchase Agreement (the “First Amendment”) effective as of September 1, 2015 (the “Effective Date”) is by and among Krieger Enterprises, LLC, a Minnesota Limited Liability Company and wholly owned subsidiary of Aspirity Holdings LLC, a Minnesota Limited Liability Company formerly known as Twin Cities Power Holdings, LLC (the “SELLER”) and Angell Energy, LLC, a Texas Limited Liability Company (the “BUYER”). The SELLER and BUYER are jointly referred to as the Parties (“PARTIES”).

A. WHEREAS, the Parties entered into an Equity Interest Purchase Agreement dated June 1st, 2015 (the “Purchase Agreement”) pursuant to which the SELLER sold the BUYER 100% of the Equity Interests of Twin Cities Power, LLC (“TCP”) and Summit Energy, LLC (“Summit”); and

B. WHEREAS, BUYER no longer desires to sublease the Lakeville office of TCP, nor to employ its associated personnel or use the equipment located therein (the “Lakeville office”); and

C. WHEREAS, SELLER has agreed to cancel the sublease and to re-employ such associated personnel and, in connection therewith, to reduce the purchase price;

D. WHEREAS, the Parties have agreed to modify and amend the Purchase Agreement and associated Secured Promissory Note to reflect such agreement;

NOW, THEREFORE, in consideration of the premises, the respective covenants and commitments of the Parties set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	Closing. The closing of this First Amendment (the "Amendment Closing'') shall take place at 10:00 a.m. local time at the offices of Aspirity Holdings, LLC, 16233 Kenyon Avenue, Suite 210, Lakeville, Minnesota, 55044 on the date first written above, or at such other time and place as the Parties mutually agree in writing (including executing the Closing documents remotely via PDF or facsimile). Such date is herein referred to as the "Amendment Closing Date."
2.	Purchase Price. The purchase price (the "Purchase Price") for the Equity Interests will be Fifteen Million and No/100 Dollars ($15,000,000).
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3.	Payment of Purchase Price. The Purchase Price will be paid by delivery by BUYER to SELLER of $500,000 in cash (paid on August 5, 2015) and an Amended and Restated Secured Promissory Note in the principal amount of $15,024,573.00 in the form attached hereto as Exhibit A (the "Note"). The Note shall be repaid in accordance with the amortization schedule attached to the Note (the “Amortization Schedule”). Among other things, the Note shall provide for:
(a)	An annual interest rate of 6.00%;
(b)	An initial payment of $1,142,100.13, consisting of $304,253.65 of interest and $837,846.48 of principal on September 1, 2015; and
(c)	15 equal quarterly payments of $1,063,215.08, each consisting of varying amounts of principal and interest and due on the first day of each of December, March, June and September beginning on December 1, 2015, calculated based on a 4 year amortization period.
4.	COBRA. SELLER shall provide COBRA coverage to each of TCP's and Summit's employees until BUYER sets up its own employee benefit plans. BUYER shall reimburse SELLER for such costs.
5.	Bonuses. Bonuses for the employees BUYER acquired as part of the acquisition shall be paid on the dates set forth in each employee's employment agreement, but shall be pro-rated based on the amount of bonus owed prior to and subsequent to June 1, 2015. Amounts owed, if any, prior to June 1, 2015 will be the obligation of the SELLER. As part of this First Amendment, any bonus owed to the Lakeville employees will be the obligation of the BUYER for the period that they were employed by BUYER (June, July, and August 2015), and will be paid on the dates set forth in each employee’s employment agreement.
6.	Expense reimbursement. In the event, BUYER pays for an expense associated with the Lakeville office, BUYER shall promptly notify SELLER and SELLER will promptly reimburse BUYER for such payment.
7.	FERC. Section 4.3 of the Purchase Agreement is hereby amended by adding the following sentence to the end of such Section: "BUYER covenants and agrees that it shall be solely responsible for disgorgement payments and penalties under said Stipulation and Consent Agreement and shall indemnify and hold SELLER and its affiliates harmless from any payments SELLER or any affiliate is required by FERC to make with respect to such disgorgement payments and penalties."
8.	All other terms and conditions in the Purchase Agreement shall remain in full force and effect but for the modifications and changes set forth in this First Amendment.
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IN WITNESS WHEREOF, SELLER and BUYER have executed this Agreement by their respective duly authorized representatives as of the date set forth in the first paragraph.

BUYER:	SELLER:

ANGELL ENERGY, LLC	KRIEGER ENTERPRISES, LLC

By: /s/ Michael C. Angell______	By: /s/ Timothy S. Krieger

Name: Michael C. Angell	Name: Timothy S. Krieger

Its: Chief Executive Officer	Its: Chief Executive Officer

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